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                                                                    EXHIBIT 99.4
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                  THE LEARMONTH & BURCHETT MANAGEMENT SYSTEMS

                            ESOP SHARE OPTION SCHEME

  1.   DEFINITIONS AND INTERPRETATION

  (1)  In this Scheme, unless the context otherwise requires:-

       "THE BOARD" means the board of directors of the Company or a committee appointed by such board of directors;

       "THE COMPANY" means Learmonth & Burchett Management Systems Plc (registered in England and Wales No. 1294569);

       "THE GRANT DATE" in relation to an option means the date on which the option was granted;

       "THE LBMS ESOP" means the trust established on 20th November 1984 by deed by (1) the Company and (2) the Trustee as amended from time to time;

       "PARTICIPANT" means a person who holds an option granted under the Scheme;

       "PARTICIPATING COMPANY" means the Company or any Subsidiary;

       "THE SCHEME" means the Learmonth & Burchett Management Systems ESOP Share Option Scheme as herein set out but subject to any alterations or additions made under Rule 9 below;

       "SUBSIDIARY" means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985;

       "THE LONDON STOCK EXCHANGE" means The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited;

         "THE TRUSTEE" means LBMS Trustee Company Limited or any other person who is trustee of the LBMS ESOP from time to time.

  (2) Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted.

  2.   GRANT OF OPTIONS

  (1) Subject to sub-rules (2) and (5) below and to Rule 3 below, the Trustee may grant to any director or employee of a Participating Company who is required to devote
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       the whole or substantially the whole of his working time to the service of any Participating Company an option to purchase shares in the Company, upon the terms set out in the Scheme and upon such other terms as the Trustee may specify.

  (2)  An option may only be granted under the Scheme:-

       (a) within the period of 6 weeks beginning with the date on which the Scheme is approved by the Company or the third dealing day next following the date on which the Company announces its preliminary annual, half-yearly or quarterly results or at any other time when the circumstances are considered by the Trustee to be sufficiently exceptional to justify the grant thereof: and

       (b) within a period of 10 years beginning with the date on which the Scheme is approved as aforesaid.

  (3) There shall be no monetary consideration for the grant of any option under the Scheme, and accordingly any such option shall be granted by deed.

  (4) The price at which shares may be acquired by the exercise of an option granted under the Scheme shall be determined by the Trustee before the grant thereof, and for the avoidance of doubt may be below the market value of such shares on the Grant Date.

  (5) No option shall be granted under the Scheme to a person within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment.

  (6) Subject to Rule 4(3) below, an option granted under the Scheme to any person shall not be capable of being transferred by him and shall lapse forthwith if it is so transferred or if he is adjudged bankrupt.

  3.   LIMITS

       No options shall be granted under the Scheme which would, at the time they are granted, cause the number of shares which may be acquired in pursuance of options so granted to exceed such number of shares as the Trustee may hold at that time.

  4.   EXERCISE OF OPTIONS

  (1) The exercise of any option granted under the Scheme shall be effected in such form and manner as the Trustee may from time to time prescribe.
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  (2)  Subject to sub-rule (3) below and to Rule 5 below an option granted under the Scheme may not be exercised before the date(s) specified by the Trustee when it grants the option.

  (3) If any Participant ceases to be a director or employee of a Participating Company, the option may not be exercised at all unless the Trustee shall so permit in exceptional circumstances, in which event it may be exercised, subject to Rule 5 below, to the extent permitted by the Trustee within the period which the Trustee shall stipulate.

  (4) A Participant shall not be treated for the purposes of sub-rule (3) above as ceasing to be a director or employee of a Participating Company until such time as he is not longer a director or employee of any of the Participating Companies, and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under section 45 of the Employment Protection (Consolidation) Act 1978 before exercising an option under the Scheme shall be treated for those purposes as not having ceased to be such a director or employee.

  (5) Notwithstanding any other provision of the Scheme, an option granted under the Scheme may not be exercised:-

       (a) in the case of options granted to UK resident staff under which the exercise price per share is less than the market value of a share on the Grant Date, more than seven years after the Grant Date, or

       (b) in the case of any other options, more than ten years after the Grant Date.

  (6) Within 30 days after an option under the Scheme has been exercised by any person, the Trustee shall transfer to him (or his nominee) or, as appropriate, procure the transfer to him (or his nominee) of the number of shares in respect of which the option has been exercised.

  5.   TAKEOVER, RECONSTRUCTION AND WINDING-UP

  (1) If any person obtains control of the Company (within the meaning of section 840 of the Income and Corporation Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Trustee shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules (3) and (5) of Rule 4 above, an option granted under the Scheme may be exercised within one month (or such longer period as the Trustee may permit) of such notification.

  (2) For the purposes of sub-rule (1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.
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  (3)  If an application is made to the Court under section 425(1) of the
       Companies Act 1985 to order a meeting in relation to a proposed compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Trustee may permit any option granted under the Scheme, subject to sub-rules (3) and (5) of Rule 4 above, to be exercised until the time of the meeting or, if the application is refused, the time of the refusal.

  (4) If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Trustee shall forthwith notify every Participant thereof and any option granted under the Scheme may, subject to sub-rules (3) and (5) of Rule 4 above, be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Scheme) lapse on the expiration thereof.

  6.   VARIATION OF CAPITAL

  (1) Subject to sub-rule (3) below, in the event of any increase or variation of the share capital of the Company (whenever effected) by way of capitalisation or rights issue, or sub-division, consolidation or reduction, the Trustee may make such adjustments as it considers appropriate under sub-rule (2) below.

  (2) An adjustment made under this sub-rule shall be to one or more of the following:-

       (a) the number of shares in respect of which any option granted under the Scheme may be exercised;

       (b) the price at which shares may be acquired by the exercise of any such option;

       (c) where any such option has been exercised but no shares have been transferred pursuant to such exercise, the number of shares which may be so transferred and the price at which they may be purchased.

  (3) Except in the case of a capitalisation issue, no adjustment under sub-rule (2) above shall be made without the prior confirmation in writing by the auditors for the time being of the Company that it is in their opinion fair and reasonable.

  (4) As soon as reasonably practicable after making any adjustment under sub-rule (2) above, the Trustee shall give notice in writing thereof to any Participant affected thereby.
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  7.   ALTERATIONS

  (1) Subject to sub-rule (2) below, the Board with the consent of the Trustee may at any time alter or add to all or any of the provisions of the Scheme, or the terms of any option granted under it, in any respect.

  (2) No alteration or addition to the disadvantage of any Participant shall be made under sub-rule (1) above unless:-

       (a) the Board shall have invited every such Participant to give an indication as to whether or not he approves the alteration or addition, and

       (b) the alteration or addition is approved by a majority of those Participants who have given such an indication.

  (3) As soon as reasonably practicable after making any alteration or addition under sub-rule (1) above, the Board shall give notice in writing thereof to any Participant affected thereby.

  8.   MISCELLANEOUS

  (1) The rights and obligations of any individual under the terms of his office or employment with any Participating Company shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under the Scheme as a result of such termination.

  (2) In the event of any dispute or disagreement as to the interpretation of the Scheme, or as to any question or right arising from or related to the Scheme, the decision of the Board shall be final and binding upon all persons.

  (3) Where an option is granted under the Scheme to a person who is not chargeable to tax under Case I of Schedule E in respect of the office or employment by virtue of which it is granted to him, the provisions of the Scheme shall apply thereto subject to such alterations or additions as the Board with the consent of the Trustee shall before the grant thereof have determined having regard to any securities, exchange control or taxation laws or regulation or similar factors which may have application to him or to any Participating Company in relation to the option.
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  (4)  In any matter in which they are required to act under the Scheme, the auditors of the Company shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950 to 1979 shall not apply hereto.

  (5) Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.